CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2025, relating to the financial statements and financial highlights of Aggressive Investors 1 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Small-Cap Value Fund, Omni Small-Cap Value Fund, and Global Opportunities Fund, each a series of Bridgeway Funds, Inc., which are included in Form N-CSR for the year or period ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Service Agreements” and “Financial Statements” in the Statements of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 24, 2025